-------------------------Success Paris-------------------------

           herewith confirms the representation of following Model(s):

                           Ludmila Boitsova 02.07.2002

        ---------------------------from---------------------------------

     The commission due to LOOK MODEL MANAGEMENT will be 10% on-stay or 10% for direct bookings of all gross earnings, e.g. all fees of the model prior of the deduction of your agency commission and/or tax and any debts owed by the Model to your agency, e.g. no compensation of model's debt with commission due to us is accepted!

     All exclusive campaigns must be referred and contract details and terms must be approved by LOOK MODEL MANAGEMENT. In these cases commissions will be splitted 50/50 (for billing above $ 80.000 as agreed with Wolfgang Schwarz) on the model's gross earnings (earnings before deduction of commission and/or tax) between LOOK MODEL MANAGEMENT and Foreign Agent.

     Please forward a statement of our model's earnings/commission on a quarterly basis. Payments either by foreign check or transfer to our account with TIROLER SPARKASSE, Postfach 540, 6021 Innsbruck, acc.no. 206 599, branch code 20503, beneficiary: LOOK EVENTMANAGEMENT GmbH.

     As the Mother Agency of the above model(s) we inform you that we are involved in all aspects of the model's career. We expect you to advise us in case the model wishes to leave your agency whatever the reason might be so that we are fully aware and consulted on travel plans. We ask you to not introduce the model to any other market without our consent.

     This agreement remains in force as long as the model is represented by our agency and no other mutual consent will be taken. Commission will be due to us for further 3 years after termination of mother agency contract with us.

     Please confirm the content of this agreement by return of the signed copy.

Accepted and agreed by:

Stamp & signature